Bank of America(logo)
                                                   100 North Tryon Street
                                                   Charlotte, NC 28255

                                                   Tel 704.386.5000

Amendment No. 1 (Dated June 14, 2000) to
Pricing Supplement No. 0259 Dated June 8, 2000          Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                   File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H


Principal Amount:                                  $  50,000,000.00
Issue Price:                      100.0000%        $  50,000,000.00
Commission or Discount:             1.2875%        $     643,750.00
Proceeds to Corporation:           98.7125%        $  49,356,250.00

Agent:                   Solomon Smith Barney, as Principal (1)

Original Issue Date:     June 16, 2000

Stated Maturity Date:    June 16, 2015

Cusip #:                 06050NAX3

Form:                    Book-entry only

Interest Rate:           8.00% per annum

Interest Payment Dates:  The 16th of each June and December, commencing
                         December 16, 2000

May the Notes be redeemed by the corporation prior
 to maturity?                                          Yes (See below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occuring June 16, 2003 and on any Interest Payment Date occurring semi-annually on each June 16th and December 16th thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 35 calendar days prior notice to the NoteHolder and the Trustee, as described in the Prospectus Supplement.

May the notes be repaid prior to maturity at the option of the
 holder?                                               No

Discount Note?                                         No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Salomon Smith Barney